Crystal Arthur, CPA
8888 N Memory Ln Ellettsville, IN 47429
crystalarthur010@gmail.com
(484)457-2883
Licensed Number: CP11500183

Date: July 11, 2025

The Board of Directors and Shareholders of Financial Agency Group

I hereby consent to the inclusion in the Offering Statement on Form 1-A of Financial Agency Group, and any amendments thereto, of my Independent Auditor’s Report dated July 11, 2025, relating to the audited financial statements of the Company for the period from February 14, 2024 through March 31, 2025, which appears in such Offering Statement filed pursuant to Regulation A under the Securities Act of 1933, as amended.

I further consent to the reference to my firm as “independent certified public accountants”, and to the inclusion of my report in any exhibits, investor materials, or other documents that may accompany or be incorporated by reference into the Offering Statement, or be submitted in connection with the Company’s application for quotation or listing on OTC Markets or any other alternative trading system.

I acknowledge that, as an independent certified public accountant, I am named as an expert in the Offering Statement in accordance with the requirements of the Securities Act of 1933, and I hereby consent to such designation.

This consent is provided solely for the purposes of compliance with the requirements of the Securities Act of 1933 and may not be used for any other purpose without my prior written consent.

/s/ Crystal Arthur
Crystal Arthur